Exhibit 6.2


              AMENDMENT NO. 1 TO PURCHASE AGREEMENT

     AMENDMENT NO. 1 TO PURCHASE AGREEMENT dated as of August 22,
1996 (this "Amendment"), by and between Bernhard D. Gershuny (the
"Seller") and Ballantrae Partners, L.L.C., a Delaware limited liability company (the "Purchaser").

     WHEREAS, the Seller and the Purchaser are parties to that certain Purchase Agreement dated as of May 14, 1996 (the
"Agreement");

     WHEREAS, Section 9.3 of the Agreement requires that all modifications of the Agreement be in writing and signed by the party against which enforcement is sought; and

     WHEREAS, each of the Seller and the Purchaser desires to amend the Agreement to the extent set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 1.2(b). Section 1.2(b) of the Agreement is hereby deleted in its entirety and amended to read as follows:

               After the Closing and subject to the conditions set forth in Section 6.1, upon (i) the approval of the Bureau of Insurance of the State of Maine, the New York State Insurance Department and any other applicable regulatory authority of the transfer of the Trust Shares to the Purchaser and (ii) the delivery of the Trust Shares to the Purchaser, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever in accordance with the terms of the Trust and (iii) reasonable assurances from the Corporation to the Purchaser that the Trust Shares will be registered in the Purchaser's name upon presentation to the Corporation's transfer agent, the Purchaser shall deliver to the Seller an additional $219,250 less reasonable expenses (including legal and accounting fees) incurred by the Purchaser in connection with the transactions contemplated hereunder, but not to exceed $150,000 (the "Contingent Purchase Price"). The date that the events set forth in clauses (i), (ii) and
          (iii) of this Section 1.2(b) shall have occurred shall be referred to herein as the "Approval Date."

     2. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

     3. Ratification. Except as amended hereby, the parties hereby ratify and affirm each of the terms and provisions of the Agreement, which shall continue in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.



                              BERNHARD D. GERSHUNY

                              /s/ Bernhard D. Gershuny



                              BALLANTRAE PARTNERS, L.L.C., a
                                Delaware limited liability
                                company

                              /s/ Jonathan S. Kern
                              By:  Jonathan S. Kern